SHAREHOLDER MEETING

On December 8, 2004, the Annual Meeting of the Fund was held to elect nine Trustees.

Proxies covering 53,065,023 shares of beneficial interest were voted at the meeting. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified (there were no current nominees for election by the preferred shareholders), with the votes tabulated as follows:

                                                                 WITHHELD
                                     FOR                         AUTHORITY
James F. Carlin                      52,367,543                  697,480
Richard P. Chapman Jr.               52,363,292                  701,731
William H. Cunningham                52,341,107                  723,916
Ronald R. Dion                       52,367,543                  697,480
Charles L. Ladner                    52,364,862                  700,161
John H. Moore                        52,383,363                  681,660
Patti McGill Peterson                52,332,355                  732,668
Steven R. Pruchansky                 52,347,075                  717,948
James A. Sheperdson                  52,377,884                  687,139